Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-149835) and Form S-8 (Nos. 333-69318, 333-71504, 333-76042, 333-112345, 333-130616, 333-133959, 333-152861, and 333-156835) of Regent Communications, Inc. and subsidiaries (the “Company”) of our report dated March 31, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Company’s ability to continue as a going concern and (2) the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007) relating to the financial statements and financial statement schedule of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 31, 2009